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                                                                    EXHIBIT 4.02

TCI INTERNET HOLDINGS, INC.      KLEINER PERKINS CAUFIELD & BYERS

COX TELEPORT PROVIDENCE, INC.    COMCAST PC INVESTMENTS, INC.



                                                                  April 11, 1997


Rogers Cablesystems Limited
Shaw Cablesystems Ltd.
James Barksdale
Netscape Communications Corporation
Sun Microsystems, Inc.
Bay Networks, Inc.
Motorola, Inc.

     Re:  Tag-Along/Drag-Along Agreement
          ------------------------------

Ladies and Gentlemen:

     Reference is made to the Amended and Restated Stockholders' Agreement (the "Stockholders Agreement"), dated as of August 1, 1996, among TCI Internet Holdings, Inc. ("TCI Sub"), Comcast PC Investments, Inc. ("Comcast Sub"), Cox Teleport Providence, Inc. ("Cox Sub", and together with TCI Sub and Comcast Sub, the "Cable Stockholders"), Kleiner Perkins Caufield & Byers VII ("KPCB"), certain of their respective affiliates, and At Home Corporation ("@Home").
@Home is entering into a stock purchase agreement (the "Stock Purchase Agreement") with Rogers Cablesystems Limited ("Rogers"), Shaw Cablesystems Ltd. ("Shaw"), James Barksdale ("Barksdale"), Netscape Communications Corporation ("Netscape"), Bay Networks, Inc. ("Bay"), Motorola, Inc. ("Motorola") and Sun Microsystems, Inc. ("Sun") (Rogers, Shaw, Barksdale, Netscape, Bay, Motorola and Sun are each referred to herein as an "Original Investor"), and certain other related agreements providing for among other things, the purchase by the Original Investors of shares of @Home's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"). In addition, pursuant to the term sheet, dated as of March 18, 1997, among Rogers, Shaw and @Home (the "Term Sheet"), each of Rogers and Shaw have agreed, among other things, to purchase certain warrants (the "Warrants") to purchase shares of Series C Preferred Stock and to market and promote, on an exclusive basis, @Home's Service in Canada. In order to induce (i) the Original Investors to consummate the purchase of the shares of Series C Preferred Stock and (ii) Rogers and Shaw to consummate the purchase of the shares of Series C Preferred Stock and the transactions referred to in the Term Sheet, each of TCI Sub, Comcast Sub, Cox Sub and KPCB is entering into this letter agreement
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and agreeing, on behalf of itself and its related Stockholder Group, to provide to the Original Investors the rights set forth herein, and in consideration of the grant to them of the rights and benefits specified herein, each Original Investor, on behalf of itself and any Controlled Affiliate (as defined below) to which such Original Investor transfers Subject Securities (as defined below) in accordance with this letter agreement, is entering into this letter agreement and providing the Cable Stockholders with the rights set forth herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stockholders Agreement.

     In consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Participation Right.  In the event of any Control Block Sale or other
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similar sale, transfer or other disposition of Company Securities by a Cable
Stockholder's Stockholder Group to an Unaffiliated Third Party, in which the members of the TCI Stockholder Group, the Cox Stockholder Group or the Comcast Stockholder Group are entitled to participate and sell Company Securities (other than to the Company (or its designee) or to another Stockholder Group) pursuant to the Tag-Along Right set forth in the Stockholders Agreement or, in the event the Stockholders Agreement is no longer in effect, any similar provision enabling a non-controlling Stockholder to participate in any such transaction set forth in an agreement (such other agreement, a "Parties Agreement") relating to the securities of @Home to which TCI Sub, Comcast Sub and Cox Sub, or the members of their respective Stockholder Groups then owning Company Securities, are parties (such Control Block Sale or such other sale, transfer or disposition, a "Control Sale Transaction" which term shall not include (x) any Qualified Spin Off Transaction or (y) any transaction which the holders of Series C Preferred Stock elect to deem as a liquidation of @Home pursuant to
Section 3 of the Certificate of Designation for the Series C Preferred Stock), then each of TCI Sub, on behalf of itself and the TCI Stockholder Group, Comcast Sub, on behalf of itself and the Comcast Stockholder Group, and Cox Sub, on behalf of itself and the Cox Stockholder Group, agree that, to the extent it is a member of the Control Block Group, it will not participate in such Control Sale Transaction unless each Qualified Investor (as defined below) is provided with the right to participate with respect to its Subject Securities on a pro rata basis in such transaction upon the same terms and conditions as the members of the TCI Stockholder Group, the Comcast Stockholder Group and the Cox Stockholder Group, as applicable, having Tag-Along Rights are entitled to participate.

     2.   Drag-Along Right.  In the event any of TCI Sub, Comcast Sub or Cox
          ----------------
Sub, or any member of its Stockholder Group to which Company Securities have been transferred, has a right pursuant to the Stockholders Agreement or a Parties Agreement to require any other Cable Stockholder (or the members of its related Stockholder Group) to sell Company Securities in connection with a Control Sale Transaction, then the Stockholder having the right to cause other Stockholders to sell Company Securities in such transaction shall also have the right to require each Original Investor and any Controlled Affiliate to which such Original Investor has transferred Subject Securities, to sell a pro rata portion of the Subject Securities beneficially owned by it in such transaction upon the same terms and conditions as the other Stockholders so required to sell are selling their Company Securities.

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     3.   Definitions.  As used in this letter agreement, the following terms
          -----------
shall have the following definitions:

          (A)  Subject Securities: Without duplication, (i) the shares of Series
               ------------------
          C Preferred Stock purchased by each Original Investor at the closing of the transactions contemplated by the Stock Purchase Agreement, (ii) shares of Series C Preferred Stock issued upon exercise of the Warrants, (iii) shares of Series A Common Stock issuable upon conversion of the shares of Series C Preferred Stock described in clauses (i) and (ii) above, (iv) any New Capital Stock (as defined in the Stock Purchase Agreement) acquired by an Original Investor (or its Controlled Affiliate) pursuant to the exercise of preemptive rights granted pursuant to the Stock Purchase Agreement, but excluding any Rights or Options which, as of the applicable date of determination, have not been exercised, and (v) any Subject Securities acquired by an Original Investor or its Controlled Affiliates directly from another Original Investor or its Controlled Affiliate pursuant to clause (iii) of Section 4.1(b) of the Stock Purchase Agreement.

          (B)  Qualified Investor:  An Original Investor which owns, of record
               ------------------
          and beneficially, not less than 50% of the shares of Series C Preferred Stock originally purchased by it pursuant to the Stock Purchase Agreement (or shares of Series A Common Stock issuable upon conversion thereof), or any Controlled Affiliate of such Original Investor to which such amount of securities have been transferred, so long as such Controlled Affiliate (i) entered into, at the time of the transfer of securities to it, an instrument agreeing to be bound hereunder in accordance with Section 5 hereof and (ii) at all times following the transfer of securities to it has continued to be, and at the time of the Control Sale Transaction is, a Controlled Affiliate of such Original Investor; provided, however, that for purposes of the
                                  --------  -------
          foregoing, each of Rogers and Shaw shall be deemed to be a Qualified Investor so long as it owns, of record and beneficially, shares of Series C Preferred Stock, Warrants or shares of Series A Common Stock (either issued or issuable upon the conversion of shares of Series C Preferred Stock or exercise of Warrants, whether or not then vested and exercisable), equal to, on a Series A Common Stock equivalent basis and without duplication, at least 50% of the shares originally purchased by it pursuant to the Stock Purchase Agreement and the Canadian Purchase Agreement (as defined in the Stock Purchase Agreement) (on a fully diluted basis).

          (C)  Controlled Affiliate:  A "Controlled Affiliate" of an Original
               --------------------
          Investor shall mean any Person (i) which is Controlled by such Original Investor, (ii) which owns (directly or indirectly through one or more wholly owned subsidiaries) 100% of the outstanding capital stock of such Original Investor as of the date of

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          this Agreement (a "Parent"), or (iii) of which more than 50% of the equity interests and voting power of its outstanding capital stock is owned by a Parent of such Original Investor. "Control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, management agreement or otherwise.

     4.   Termination.  This letter agreement and all of the rights and
          -----------
obligations of the parties shall terminate and be of no further force and effect upon the first to occur of (x) the closing of @Home's IPO and (y) such time as neither Rogers nor Shaw is offering the Wave@Home Service on an exclusive basis in accordance with the exclusive license referred to in Section 2.1(A) or (B), as applicable, of the Term Sheet (or in accordance with any analogous provisions with respect to distribution of the Wave@Home Service by Rogers and Shaw contained in any definitive agreement superseding the Term Sheet).

     5.   Binding Effect.  The terms and provisions of this letter agreement
          --------------
shall be binding upon and enforceable against TCI Sub and each member of the TCI Stockholder Group, Comcast Sub and each member of the Comcast Stockholder Group, and Cox Sub and each member of the Cox Stockholder Group, and each of TCI Sub, Comcast Sub and Cox Sub agrees that it will not sell, assign or transfer any Company Securities to another member of its Stockholder Group unless such member of its Stockholder Group agrees to be bound by the provisions of this letter agreement. The provisions of this letter agreement shall be binding upon and enforceable by and against each Original Investor and any Controlled Affiliate of an Original Investor to which shares of Series C Preferred Stock, Warrants, or shares of Series A Common Stock have been transferred, provided that at the time of the transfer of securities to it such Controlled Affiliate enters into an instrument, substantially in the form of Exhibit A hereto, agreeing to be bound by the provisions of this letter agreement.

     6.   No Rights With Respect to Other Agreements.  Each Original Investor,
          ------------------------------------------
by its execution and delivery of this letter agreement, acknowledges and agrees, on behalf of itself and any transferee of shares of Series C Preferred Stock or Series A Common Stock or Warrants, that neither such Original Investor nor any such transferee shall have or obtain any rights or benefits (including as a third party beneficiary) under the Stockholders Agreement or any Parties Agreement entered into by the Cable Stockholders, and that the parties to the Stockholders Agreement or any Parties Agreement shall have the right to amend, modify or waive any rights or obligations thereunder, or terminate any such agreement, without the consent or approval of any Original Investor or its transferee, and that no Original Investor will have any rights to enforce any of the terms and provisions of the Stockholders Agreement or any Parties Agreement, as a third party beneficiary or otherwise. The agreements set forth in this letter agreement shall be considered the separate and independent agreements and undertaking of the parties hereto.

     7.   Miscellaneous.   (A)  This letter agreement will be governed by, and
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construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

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          (B)  The parties hereto agree that irreparable damage would occur in the event any provision of this letter agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

          (C) This letter agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

          (D) Each party hereto severally represents to each of the other parties hereto that this letter agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party and the members of such party's Stockholder Group, as applicable, enforceable against such party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity.

          (E) In connection with any of the transactions contemplated by Sections 1 or 2 above, the Stockholder initiating such Control Sale Transaction shall provide written notice of the proposed transaction to each Original Investor at such time as notice is provided to the other Cable Stockholders, which notice will set forth the relevant terms and conditions of such transaction. In the case of any transaction which is subject to Section 1 above, any Original Investor desiring to participate in such transaction shall deliver written notice to the Control Block Group accepting such offer within the period specified in such first notice (which period shall be no less than the number of days granted to the other Cable Stockholders for their acceptance of such offer). In the case of any transaction which is subject to Section 2 above, the Cable Stockholder desiring to exercise the Drag-Along Right pursuant thereto shall provide to each Original Investor required to sell Subject Securities in such transaction notice of such exercise together with instructions relating to the delivery of Subject Securities in connection with such transaction.

          (F) KPCB, on behalf of itself and the KPCB Stockholder Group, hereby consents to the execution and delivery of this letter agreement by each of the Cable Stockholders and to the transactions contemplated by this letter agreement.

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     If the foregoing is in accordance with your understanding please indicate your agreement by signing below, at which time this letter will constitute a binding agreement among us.

                                    Very truly yours,

                                    TCI INTERNET HOLDINGS, INC.

                                    By: /s/ Bruce W. Ravenel
                                       -------------------------------
                                       Name:  Bruce W. Ravenel
                                       Title:  President/CEO

                                    COX TELEPORT PROVIDENCE, INC.

                                    By:/s/ David M. Woodrow
                                       -------------------------------
                                       Name:  David M. Woodrow
                                       Title:  VP

                                    COMCAST PC INVESTMENTS, INC.

                                    By:/s/  Brian L. Roberts
                                       -------------------------------
                                       Name:  Brian L. Roberts
                                       Title:  President

                                    KLEINER PERKINS CAUFIELD & BYERS VII

                                    By: /s/  William R. Hearst, III
                                       ----------------------------
                                       Name: William R. Hearst, III
                                       Title:  General Partner
Accepted and Agreed as of
this 11 day of April, 1997:

ROGERS CABLESYSTEMS LIMITED

By:  /s/ David Miller and David Samuel
     ---------------------------------
     Name:  David Miller and David Samuel
     Title:      VP                    President Rogers Wave

SHAW CABLESYSTEMS LTD.

By:  /s/  Jim Shaw, Jr.
     ------------------------------------
     Name:   Jim Shaw, Jr., President
By:  /s/ Margot M. Micallef
     ------------------------------------
     Name:  Margot M. Micallef, Secretary
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JAMES BARKSDALE

By: /s/ JAMES BARKSDALE
   -----------------------------

NETSCAPE COMMUNICATIONS CORPORATION

By:  /s/ Peter Currie
     ---------------------------
     Name:  Peter Currie
     Title: SVP & CFO

BAY NETWORKS, INC.

By:  /s/ David Rynne
     ---------------------------
     Name:    David Rynne
     Title:  Executive Vice President and
              Chief Financial Officer

SUN MICROSYSTEMS, INC.

By:  /s/  Michael Lehman
     ---------------------------
     Name:  Michael Lehman
     Title: Vice President & Chief Financial Officer

MOTOROLA, INC.

By:  /s/ John W. Battin
     ---------------------------
     Name:  John W. Battin
     Title: Senior Vice President and
              General Manager, Multimedia Group



                     [SIGNATURE PAGE TO LETTER AGREEMENT]